Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-119842, 333-173778, 333-203545, 333-224811, 333-227568, and 333-248325 on Form S-8 and Nos. 333-98981, 333-119858, and 333-164440 on Form S-3 of our reports dated April 22, 2021, relating to the consolidated financial statements of CalAmp Corp. and subsidiaries and the effectiveness of the CalAmp Corp and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of CalAmp Corp. for the year ended February 28, 2021.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

April 22, 2021